Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Senior Vice President (505) 241-7154

First State Bancorporation Completes
Acquisition of Access Anytime

Albuquerque NM--January 3, 2006--First State Bancorporation (NASDAQ:FSNM) ("First State") New Mexico's largest locally managed bank holding company today announced that it has completed its acquisition of Access Anytime Bancorp, Inc. (NASDAQ:AABC) ("Access Anytime").

Pursuant to the Merger Agreement, Access Anytime merged (the "Merger") with and into First State, with First State as the surviving entity. Access Anytime stockholders will receive .791 shares of First State common stock for every share of Access Anytime common stock they hold. As a result of the Merger, First State will issue approximately 1.5 million shares of First State common stock. Concurrently, First Community Bank, a wholly owned subsidiary of First State, completed its acquisition of AccessBank, a wholly owned subsidiary of Access Anytime, pursuant to the terms of a subsidiary agreement and plan of merger, with First Community Bank as the surviving bank.

"The completion of our acquisition of Access Anytime strengthens our statewide presence in New Mexico and provides significant opportunities in Arizona to expand our operations," commented President and Chief Executive Officer Michael R. Stanford. "Our management team continues to work diligently to ensure a smooth integration over the next several months," continued Stanford.

The completion of this acquisition increases the number of branches in the First State system to 41, giving it a presence in New Mexico, Colorado, Utah, and now Arizona. The newly acquired locations in Albuquerque, Gallup, Clovis, Portales and Las Cruces, New Mexico and Sun City, Arizona will operate under the First Community Bank name.

On Tuesday, January 3, 2006, First State's stock closed at $24.29 per share.

ABOUT FIRST STATE

First State Bancorporation is a New Mexico based bank holding company. First State Bancorporation provides commercial banking services to businesses through its subsidiary bank, First Community Bank. Prior to the acquisition of Access Anytime, First State Bancorporation operated thirty-one branch offices, including twenty-three in New Mexico (three offices in Taos, nine offices in Albuquerque, four offices in Santa Fe, and one office each in Rio Rancho, Los Lunas, Bernalillo, Pojoaque, Placitas, Moriarty, and Belen), six in Colorado (Denver, Colorado Springs, Fort Collins, Lakewood, Littleton, and Longmont), and two in Utah (Midvale and Salt Lake City). In addition, First Community Bank's residential mortgage origination division operates in all three states as First Community Mortgage.

FORWARD LOOKING STATEMENTS

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on First State current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by First State. For a detailed discussion of these statements, please refer to First State's filings with the SEC, especially in the "risk factors" sections of First State's Annual Report on Form 10-K for the year ended December 31, 2004 and in subsequent filings with the SEC. First State assumes no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com.